Exhibit (m)(i)(2)

Exhibit A

Fund
SPDR SSGA Multi-Asset Real Return ETF
SPDR SSGA Income Allocation ETF
SPDR SSGA Global Allocation ETF
SPDR Blackstone/GSO Senior Loan ETF
SPDR SSGA Ultra Short Term Bond ETF
SPDR MFS Systematic Core Equity ETF
SPDR MFS Systematic Growth Equity ETF
SPDR MFS Systematic Value Equity ETF
SPDR SSGA Risk Aware ETF
SPDR DoubleLine Total Return Tactical ETF
SPDR DoubleLine Short Duration Total Return Tactical ETF
SPDR DoubleLine Emerging Markets Fixed Income ETF

Dated: April 12, 2016